Exhibit 10.11

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of March 23, 2020 (the “Execution Date”) with an effective date as of the first date of employment which is anticipated to be March 26, 2020 (the “Effective Date”), by and between Assembly Biosciences, Inc., a Delaware corporation with principal executive offices at 331 Oyster Point Blvd., South San Francisco, CA 94080 (the “Company”), and Jason A. Okazaki (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as the Chief Business and Legal Officer as of the Effective Date, and the Executive desires to accept employment by the Company as of the Effective Date; and

WHEREAS, the parties desire to enter into this Agreement, setting forth the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.Employment.

(a)Services.  The Executive will be employed by the Company initially as its Chief Legal and Business Officer, reporting to the Company’s Chief Executive Officer, and shall perform such duties as are consistent with a position as Chief Business and Legal Officer (the “Services”).  The Executive agrees to perform such Services faithfully, to devote Executive’s full working time, attention and energies to the business of the Company and, while Executive remains employed and subject to the terms of this Agreement, not to engage in any other business activity that is in conflict with Executive’s duties and obligations to the Company.

(b)Acceptance.  The Executive hereby accepts such employment and agrees to render the Services.

2.Term.  The Executive's employment under this Agreement shall commence as of the Effective Date and shall continue on an “at-will” basis until terminated pursuant to Section 7 of this Agreement (the “Term”).

3.Best Efforts. The Executive shall devote Executive’s full business time, attention and energies to the business and affairs of the Company and shall use Executive’s reasonable best efforts to advance the best interests of the Company and during the Term shall not be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of Executive’s duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

4.Compensation.  During the Term, as full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a)Base Salary.  The Company shall pay the Executive an initial base salary at the annualized rate of five hundred fifteen thousand dollars ($515,000).  The base salary in effect at any given time is referred to herein as the “Base Salary.”  Payment shall be made in accordance with the Company’s normal payroll practices, as they may be changed from time to time.  The Base Salary will be reviewed by the Chief Executive Officer and the Board of Directors (the “Board”), or a committee thereof, no less frequently than annually.

(b)Annual Performance Bonus.  The Executive shall be eligible to receive an annual performance-based bonus during the Term (the “Annual Performance Bonus”) targeted at fifty percent (50%) of Executive’s then current Base Salary based on the attainment by the Company and the Executive of performance objectives as established annually by the Chief Executive Officer with approval by the Board (or committee thereof).  Any Annual Performance Bonus earned with respect to the 2020 fiscal year shall be based on the attainment by the Company of the corporate performance objectives established by the Board (or a committee thereof) for the other named executive officers of the Company for the 2020 fiscal year and Executive’s individual performance objectives established by the Board (or a committee thereof) upon recommendation of the Chief Executive Officer, or as otherwise provided under applicable bonus plan, and will be prorated based upon the number of days the Executive is employed in the 2020 fiscal year. The Annual Performance Bonus shall be payable in a single lump-sum as determined by the Board (or a committee thereof) in its sole discretion. Except as otherwise provided in this Agreement, to earn any particular Annual Performance Bonus, the Executive must, in addition to satisfying the performance objectives, remain employed on the date the Annual Performance Bonus is paid; provided, further, that the Annual Performance Bonus will be paid no later than seventy-five (75) days after the end of the period to which the Annual Performance Bonus pertains.

(c)Sign-on Bonus.  The Company will pay the Executive a sign-on bonus in the gross amount of $100,000 (the “Sign-on Bonus”), less such taxes and applicable withholdings as required by law.  The Sign-on Bonus will be payable to the Executive in a cash lump sum within 30 days following the Effective Date.  If, prior to the six (6) month anniversary of the Effective Date, (i) the Executive terminates employment with the Company other than for Good Reason (as defined in Section 7(d)) or death or Disability (as defined in Section 7(b)) or (ii) the Company terminates the Executive for Cause (as defined in Section 7(a)), then the Executive will promptly repay to the Company 100% of the net amount of the Sign-On Bonus. If, on or after the six-month anniversary of the Effective Date and prior to the one-year anniversary of the Effective Date, the Executive terminates employment with the Company other than for Good Reason or death or Disability or the Company terminates Executive for Cause, then the Executive will promptly repay to the Company 66-2/3% of the net amount of the Sign-On Bonus. If, on or after the one-year anniversary of the Effective Date and prior to the eighteen (18) month anniversary of the Effective Date, the Executive terminates employment with the Company other than for Good Reason or death or Disability or the Company terminates Executive for Cause, then the Executive will promptly repay to the Company 33-1/3% of the net amount of the Sign-On Bonus. If the Executive is obligated under this Section 4(c) to repay to the Company the Sign-on Bonus, then the Company may, in its discretion and as permitted under applicable law, off-set all or part of the Executive’s obligation under this Section 4(c) against amounts otherwise due to the Executive from the Company.

(d)Withholding.  Amounts payable to the Executive under this Agreement, including Section 4 and Section 8, shall be net of all applicable federal, state and local taxes, social security and such other amounts as the Company may be required by law to withhold from such amounts.

(e)Equity.  As a material inducement to accept the Company’s offer of employment, the Company will recommend to the Board (or a committee thereof) that the Executive be granted, subject to the Executive’s acceptance of this Agreement and commencement of employment, (i) an option to purchase 250,000 shares of common stock of the Company (the “New Hire Stock Option”) and (ii) a restricted stock unit award for 50,000 shares of common stock of the Company (the “New Hire RSUs” and together with the New Hire Stock Option, the “New Hire Equity Awards”).  As an inducement that is material to the Executive’s employment with the Company, the New Hire Equity Awards will be granted to the Executive under the Company’s 2020 Inducement Award Plan (the “Inducement Plan”) pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4).  The New Hire Equity Awards will have the following terms:

(A)Subject to the Executive’s continued employment and the terms of the Company’s Inducement Plan and the applicable non-qualified stock option agreement entered into by the Executive and the Company pursuant to the Inducement Plan, the New Hire Stock Option will be granted as of the grant date, will have a term of ten years and the shares underlying the New Hire Stock Option shall vest in installments over four years with the first installment (representing approximately 25% of the shares) vesting on the first anniversary of the grant date and the balance vesting over the next three years thereafter in approximately equal monthly installments. The New Hire Stock Option will have an exercise price equal to the closing price of a common share of the Company on the Nasdaq Global Select Market on the grant date.  The New Hire Stock Option shall be subject to accelerated vesting of time-based vesting awards in connection with a termination of employment to the extent and as provided in Section 8(b) of this Agreement.

(B)Subject to the Executive’s continued employment and the terms of the Company’s Inducement Plan and the applicable restricted stock unit award agreement entered into by the Executive and the Company pursuant to the Inducement Plan, the New Hire RSUs shall vest in four installments over four years, with one-fourth (1/4) of the New Hire RSUs vesting on each of the first anniversary date of the grant date, the second anniversary date of the grant date, the third anniversary date of the grant date, and the fourth anniversary date of the grant date. The New Hire RSUs shall be subject to accelerated vesting of time-based vesting awards in connection with a termination of employment to the extent and as provided in Section 8(b) of this Agreement.

The New Hire Equity Awards and any subsequently granted equity or stock-based awards under the Company’s equity incentive plans, including stock options and restricted stock unit awards, will be collectively referred to in this Agreement as the “Equity Awards.”

(f)Expenses.  The Company shall provide the Executive with a corporate credit card for business use, and shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(g)Other Benefits.  The Executive shall be entitled to all rights and benefits for which Executive shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “Fringe Benefits”) as the Company shall make available to its senior executives from time to time, subject to the terms of such plans.  In addition, if applicable, the Company shall reimburse the Executive for Executive’s reasonable licensing fees, continuing professional education, and other professional dues upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. The Company shall also name the Executive as a covered person under its Directors & Officers insurance policies.

(h)Vacation.  The Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5.Confidential Information and Inventions.  The Executive agrees to execute and comply with the Company’s standard form of Proprietary Information and Inventions Agreement, as it may be amended from time to time (the “PIIA”).

6.Representations and Warranties.

(a)The Executive hereby represents and warrants to the Company as follows:

(i)Neither the execution or delivery of this Agreement nor the performance by the Executive of Executive’s duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(ii)The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform Executive’s duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms.  No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform Executive’s duties and other obligations hereunder.

(b)The Company hereby represents and warrants to the Executive that this Agreement and the employment of the Executive hereunder have been duly authorized by and on behalf of the Company, including, without limitation, by all required action by the Board.

7.Termination.  The Executive’s employment hereunder shall be terminated immediately upon the Executive’s death and may be otherwise terminated as follows:

(a)The Executive’s employment hereunder may be terminated by the Company for Cause as determined by the Chief Executive Officer.  Any of the following actions by the Executive shall constitute “Cause”:

(i)The willful and repeated failure or disregard or continuing refusal by the Executive to perform his duties hereunder;

(ii)Any act of willful or intentional misconduct, or a grossly negligent act by the Executive having the effect of injuring, in a material way (as determined in good-faith by the Company), the business or reputation of the Company, including but not limited to, any officer, director, or executive of the Company;

(iii)Willful misconduct by the Executive in carrying out his duties or obligations under this Agreement, including, without limitation, insubordination with respect to lawful directions received by the Executive from the Chief Executive Officer or from the Board having the effect of injuring, in a material way (as determined in good-faith by the Chief Executive Officer), the business or reputation of the Company;

(iv)The Executive’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v)The determination by the Company, based upon clear and convincing evidence, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment or discrimination prohibited by law (including, without limitation, age, sex or race discrimination);

(vi)Any intentional misappropriation of the property of the Company, or embezzlement of its funds or assets (whether or not a misdemeanor or felony);

(vii)Material breach by the Executive of any of the provisions of the PIIA; and

(viii)Material breach by the Executive of any provision of this Agreement other than those contained in the PIIA, which is not cured by the Executive within thirty (30) business days after notice thereof is given to the Executive by the Company.

Except for a failure, misconduct, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause, unless a longer cure period is provided in the act constituting Cause described above; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive's employment for Cause without notice and with immediate effect.

(b) The Executive’s employment hereunder may be terminated by the Chief Executive Officer due to the Executive’s Disability.  For purposes of this Agreement, a termination for  “Disability” shall occur (i) when the Chief Executive Officer has provided a written termination notice to the Executive supported by a written statement from an Independent Physician (as defined below) to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, even with reasonable accommodation as may be required under the Americans With Disabilities Act, within the ensuing twelve (12) months, the Executive’s employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Company after the Executive has been unable to substantially perform his duties hereunder, even with reasonable accommodation as may be required under the Americans With Disabilities Act, for one hundred twenty (120) or more consecutive days, or more than one hundred eighty (180) days in any consecutive twelve (12) month period, by reason of any physical or mental illness or injury.  For purposes of this Section 7(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician mutually selected by the Company and the Executive, or the Executive’s legal representatives in the event the Executive is unable to make such selection due to mental incapacity, and paid for by the Company (“Independent Physician”).  Notwithstanding the foregoing, nothing herein shall give the Company the right to terminate the Executive prior to discharging its obligations to the Executive, if any, under the Family and Medical Leave Act, the Americans With Disabilities Act, or any other applicable law.  The Company shall reimburse the Executive for the Executive’s actual cost of maintaining a supplementary long-term disability insurance policy during the Term up to a maximum reimbursement of $10,000 per year.

(c)The Executive’s employment hereunder may be terminated by the Company (or its successor) by written notice to the Executive upon the occurrence of a Change of Control.  For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the Effective Date by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of fifty percent (50%) of such voting power on the Effective Date of this Agreement, (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions other than a merger  effected exclusively for the purpose of changing the domicile of the Company, or (iii) a “corporate transaction” as defined in the Company equity incentive plans under which the Executive has been granted Equity Awards. Notwithstanding the foregoing, if the Change of Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of cash severance payable pursuant to Section 8(b), if any, shall be paid in equal installments in accordance with the Company’s then payroll practice over a 12-month period.  Solely for purposes of Section 409A of the Code, each installment payment under this Agreement is considered a separate payment.

(d)The Executive’s employment hereunder may be voluntarily terminated by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following:  (i) any material reduction by the Company of the Executive’s duties, or  responsibilities or authority that, taken as a whole, results in a material diminution of position; provided, however, that a change in the Executive’s title or reporting relationship shall not by itself constitute a termination by the Executive for Good Reason under this clause (i);   (ii) any material (meaning 10% or more) reduction by the Company of the Executive’s Base Salary and/or target Annual Performance Bonus payable hereunder (it being understood that an across-the-board reduction applicable to all similarly situated employees of the Company, including the Executive, shall not be deemed a reduction for purposes of this definition); (iii) in connection with a Change of Control or within the COC Period (as defined in Section 8(b) below), a material adverse change in the reporting structure or title applicable to the Executive, including an adverse change arising from a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report (e.g., the Executive no longer reports to the Chief Executive Officer of the Company or its successor ); (iv) any requirement by the Company, without the Executive’s prior written consent, that the Executive locate the Executive’s residence or primary place of employment to a location outside a 50 -mile radius of such location mutually agreed upon between the Company and the Executive as of the Effective Date, or such other location that the Company and the Executive may mutually agree upon and designate from time to time during the Term;  or (v) a material breach by the Company of Section 6(b) of this Agreement which is not cured by the Company within thirty (30) days after written notice thereof is given to the Company by the Executive.  However, notwithstanding the above, Good Reason shall not exist unless: (x) the Executive notifies in writing the Chief Executive Officer within thirty (30) days of the initial existence of one of the adverse events described above, and (y) the Company fails to correct the adverse event within thirty (30) days of such written notice, and (z) the Executive’s voluntary termination because of the existence of one or more of the adverse events described above occurs within ninety (90) days of the initial existence of the event.

(e)The Executive’s employment may be terminated by the Company without Cause by delivery of written notice to the Executive effective the date of delivery of such notice.  For the avoidance of doubt, termination of the Executive’s employment due to his death or Disability does not constitute a termination for Cause.

(f)The Executive’s employment may be terminated by the Executive in the absence of Good Reason by delivery of written notice to the Company effective fifteen (15) days after the date of delivery of such notice.

8.Compensation upon Termination.

(a)Accrued Benefits.  Upon termination of the Executive’s employment by either party regardless of the cause or reason, the Executive shall be entitled to the following, referred to herein as the “Accrued Benefits”:  (i) payment for any accrued, unpaid Base Salary through the termination date; (ii) if provided for under the Company’s vacation plan or policy or required by applicable law, payment for any accrued, unused vacation days through the termination date; and (iii) reimbursement for any approved business expenses that the Executive has timely submitted for reimbursement in accordance with the Company’s business expense reimbursement policy or practice.   Except as otherwise expressly provided by this Agreement, the Company shall have no further payment obligations to the Executive and all Equity Awards that have not vested as of the termination date shall be forfeited to the Company as of such date.  Subject to this Section

8, the vested portion of any stock options held by the Executive as of the Executive’s termination date shall remain exercisable for ninety (90) days following such termination.

(b)Change of Control Separation Benefits.  If the Executive’s employment is terminated by the Company due to Disability pursuant to Section 7(b), by the Company without Cause pursuant to Section 7(e) or by the Executive for Good Reason pursuant to Section 7(d) and such termination occurs during the period beginning on the Change of Control and ending twelve (12) months immediately following such Change of Control (the “COC Period”), provided that the Executive signs and does not revoke a general release of claims against the Company within the time period specified therein (which time period shall not exceed sixty (60) days), substantially in the form attached hereto as Exhibit A, with such changes as may be further necessitated by changes in applicable law (the “Release”), then the Company shall provide the following benefits to the Executive, referred to herein as the “Change of Control Separation Benefits”:  (i) a lump sum payment equal to twelve (12) months of the Executive’s then-current Base Salary; (ii) the full target Annual Performance Bonus for the year in which such termination occurs, less any installments paid in advance (items (i) and (ii) being the “Change of Control Separation Pay”); (iii) immediate vesting in full of all Equity Awards with time based vesting; and (iv) if the Executive properly and timely elects to continue his health insurance benefits under COBRA or applicable state continuation coverage after the termination date, reimbursement for the portion of Executive’s health continuation coverage premiums that the Company would have paid had the Executive remained employed by the Company until the earlier of (A) the twelve (12) months following the month in which the Executive’s termination date occurs, or (B) the maximum period permitted by applicable law, provided that the Company’s obligation to pay a portion of the Executive’s health continuation coverage premiums will terminate if Executive becomes eligible for health insurance benefits from another employer during the reimbursement period.  Subject to the Release being effective, the Change of Control Separation Pay will be paid within sixty (60) days after the termination date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period.

(c)Base Separation Benefits.  If the Executive’s employment is terminated during the Term and outside of the COC Period as a result of the Executive’s Disability pursuant to Section 7(b), by the Company without Cause pursuant to Section 7(e), or by the Executive for Good Reason pursuant to Section 7(d), provided that the Executive signs and does not revoke the Release within the time period specified therein (which time period shall not exceed sixty (60) days), then the Company shall provide the following benefits to the Executive, referred to herein as the “Base Separation Benefits”:  (i) the continued payment in installments of the Executive’s then-current Base Salary for a period of twelve (12) months following the termination date (the “Base Separation Pay”); and (ii) if the Executive properly and timely elects to continue Executive’s health insurance benefits under COBRA or applicable state continuation coverage after the termination date, reimbursement for the portion of the Executive’s health continuation coverage premiums that the Company would have paid had the Executive remained employed by the Company until the earlier of (A) the twelve (12) months following the month in which the Executive’s termination date occurs, or (B) the maximum period permitted by applicable law, provided that the Company’s obligation to pay a portion of the Executive’s health continuation coverage premiums will terminate if he becomes eligible for health insurance benefits from another employer during the reimbursement period.  The first installment of the Base Separation Pay will be paid on the Company’s first regular payday occurring following the effectiveness of the Release in an amount equal to the sum of payments of Base Salary that would have been paid if Executive had remained in employment for the period from the termination date through the payment date.  The remaining installments will be paid until the end of the 12-month period at the same rate as the Base Salary in accordance with the Company’s normal payroll practices for its employees. Notwithstanding the foregoing, if the 60-day period for the execution and non-revocation of the Release begins in one calendar year and ends in a second calendar year, the Base Separation Pay, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period; provided, however, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the termination date. The Executive understands that if the Executive is eligible to receive the Base Separation Benefits, such Base Separation Benefits shall be in lieu of and not in addition to the Change of Control Separation Benefits described in Section 8(b) of this Agreement.  Notwithstanding the foregoing, if the Executive is entitled to receive the Base Separation Benefits but violates any provisions of this Agreement, the PIIA or any other agreement entered into by the Executive and the Company after termination of employment, the Company will be entitled to immediately stop paying any further installments of the Base Separation Benefits.

(d)This Section 8 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, except as otherwise required by law, and the Executive acknowledges that, upon the termination of the Executive’s employment, the Executive shall not be entitled to any payments or benefits which are not explicitly provided in Section 8.

(e)Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director and/or officer of the Company and each subsidiary of the Company, to the extent applicable, effective as of the date of such termination, unless otherwise requested by the Board.

(f)The provisions of this Section 8 shall survive any termination of this Agreement.

9.Section 409A.  The intent of the parties to this Agreement is that the payments, compensation and benefits under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, in this connection, the following shall be applicable:

(a)To the greatest extent possible, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A.

(b)If any severance, compensation, or benefit required by this Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

(c)If any severance, compensation, or benefit required by this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and the Executive is a “specified employee” within the meaning of Section 409A, no payments of any of such severance, compensation, or benefit shall be made until the earlier of six (6) months plus one (1) day after such separation from service or the Executive’s death (the “New Payment Date”).  The aggregate amount of any such payments that would have otherwise been paid during the period between the date of separation from service and the New Payment Date shall be paid to the Executive or his estate in a lump sum payment on the New Payment Date. Thereafter, any severance, compensation, or benefit required by this Agreement that remains outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(d)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(f)The provisions of this Section 9 shall survive any termination of this Agreement.

10.Section 280G.

(a)Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 10 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b)Any such reduction shall be made in accordance with Section 409A of the Code and the following:  (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(c)Any determination required under this Section 10 shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the Change of Control (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Company and the Executive shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 10. For purposes of making the calculations and determinations required by this Section 10, the Accounting Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accounting Firm’s determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accounting Firm in connection with the calculations required by this Section 10.

(d)It is possible that after the determinations and selections made pursuant to this Section 10 the Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 10 (“Overpayment”) or less than the amount provided under this Section 10 (“Underpayment”).

(i)In the event that: (A) the Accounting Firm determines, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Executive shall pay any such Overpayment to the Company.

(ii)In the event that: (A) the Accounting Firm, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Executive.

11.Miscellaneous.

(a)This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.

(b)In the event of any dispute arising out of, or relating to, this Agreement or the breach thereof, or regarding the interpretation thereof, the parties agree to submit any differences to nonbinding mediation prior to pursuing resolution through the courts.  The parties hereby submit to the exclusive jurisdiction of the state and federal courts situated in San Francisco

County, California, and agree that service of process in such court proceedings shall be satisfactorily made upon each other if sent by registered mail addressed to the recipient at the address referred to in Section 11(g) below.

(c)This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d)This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, including any successors or assigns in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address of record in his personnel file and to the Company at the address for its corporate headquarters, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mail.  Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this Section 11(g).

(h)This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)As used in this Agreement, “affiliate” of a specified person or entity shall mean and include any person or entity controlling, controlled by or under common control with the specified person or entity.

(j)The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same original, binding document. Any facsimile, PDF reproduction of original signatures or other electronic transmission of a signed counterpart shall be deemed to be an original counterpart and any signature appearing thereon shall be deemed to be an original signature.  Each party agrees that the electronic signatures of the parties included in this Agreement, including via DocuSign®, are intended to authenticate this writing and to have the same force and effect as manual signatures.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and intend it to be effective as of the Effective Date by proper person thereunto duly authorized.

ASSEMBLY BIOSCIENCES, INC.

By:	/s/ John G. McHutchison, A.O., M.D.
Name: John G. McHutchison, A.O., M.D.
Title: Chief Executive Officer and President

EXECUTIVE

/s/ Jason A. Okazaki
Name: Jason A. Okazaki

EXHIBIT A

[Form of Separation Agreement and General Release of Claims]

Assembly Biosciences, Inc.

[Date]

PERSONAL AND CONFIDENTIAL

[Individual]

Re:Separation Agreement and General Release of Claims

Dear [Individual]:

This letter (this “Agreement”) confirms your separation from employment with Assembly Biosciences, Inc. (the “Company”) effective ____________ (the “Separation Date”).  The Company thanks you for your contributions and wishes you well in your future endeavors.

This Agreement also sets forth the terms of the general release of claims agreement between you and the Company and you acknowledge that this Agreement becoming effective is a condition of your right to receive the Separation Benefits set forth in Section 2 below. You agree that such benefits set forth in Section 2, to the extent that the specified conditions have been satisfied, are due solely from the Company.

You acknowledge (i) payment of your accrued salary through [Date], (ii) continuation of your health benefits through last day of this month (DATE), (iii) your right to continue group health care coverage commencing [DATE] under the law known as “COBRA” which will be described in a separate written notice from IGOE, and (iv) that you have already submitted for reimbursement all outstanding, approved and reasonable business expenses that you incurred on the Company’s behalf through the Separation Date.  Also regardless of whether you enter into this Agreement, you will remain bound by your continuing obligations to the Company (collectively, the “Continuing Obligations”) under your [DATE] Proprietary Information and Inventions Agreement (the “PIIA”).  Such Continuing Obligations include, without limitation, your confidentiality obligations, return of property obligations and non-solicitation obligations.

The remainder of this letter sets forth the terms of the Agreement.  You acknowledge that you are entering into this Agreement knowingly and voluntarily.  With those understandings, you and the Company agree as follows:

1.Separation from Employment

This confirms that your employment with the Company terminated on the Separation Date.  Accordingly, your right to participate in the Company’s medical, dental and vision health benefits will cease on [Date], except you will have the right to continue group health care coverage after [Date] under the law known as “COBRA” which will be described in a separate written notice by IGOE.  Except as noted in the preceding sentence, your right to participate in all employee benefit plans of the Company shall cease on the Separation Date.

[Name]

[Date]

2.Separation Benefits [To conform to the terms set forth in your Employment Agreement]

(a)Separation Pay.  Subject to this Agreement becoming effective and your compliance with this Agreement and the Continuing Obligations, the Company shall provide you with the following “Separation Benefits”:  [Description]

(b)Health Benefit.  Provided that you properly and timely elect to continue your health insurance benefits under COBRA after the last day of this month in accordance with the notice provided by IGOE, the Company shall reimburse you for your applicable COBRA premiums for up to [Number] months or until you become eligible under another employer’s health insurance, whichever is earlier (the “Health Benefit”).

3.Equity Awards

[Description of equity awards and rights] .

4.Release of Claims

In consideration for, among other terms, the Separation Benefits, to which you acknowledge you would otherwise not be entitled, you, on behalf of yourself and your heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Releasors”) voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, insurers, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you and the other Releasors have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims: relating to your employment by the Company and the termination of your employment; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act); under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the California Family Rights Act and the Family and Medical Leave Act); for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the California Labor Code, or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement, and shall not waive (i) any rights that cannot be waived as a matter of law, (ii) any claims for coverage under any D&O insurance policy and (iii) any claims for indemnification under any arrangement or agreement between you and the Company.  Furthermore, this release shall not affect your rights to claims under state workers' compensation or unemployment laws and your

[Name]

[Date]

right to file an administrative charge or complaint with or participate in a charge by the Equal Employment Opportunity Commission (the "EEOC"), or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company; your release of claims herein bars you from recovering such monetary relief from the Company).

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney's fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her would have materially affected his or her settlement with the debtor or released party." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.

5.Non-Disparagement

You agree not to make any disparaging statements concerning the Company, or any of its affiliates, or its or their current or former officers, directors, shareholders, employees or agents, or any of the Company’s or its respective affiliates’ products or services.  These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

6.Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. "Agreement-Related Information" means the negotiations leading to this Agreement and the existence and terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Nothing in this Section 6 shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

7.Other Provisions

(a)Termination of Payments.  If you materially breach any of your obligations under this Agreement or your Continuing Obligations, in addition to any other legal or equitable remedies

[Name]

[Date]

Company may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement.  The termination of such payments in the event of your material breach will not affect your obligations under this Agreement or your Continuing Obligations.

(b)Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement or your PIIA limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement or PIIA limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(c)Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(d)Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(e)Waiver.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(f)Jurisdiction.  You and the Company hereby agree that the state and federal courts situated in California shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(g)Relief.  You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 4, 5 and 6 of this Agreement.  You further agree that money damages would be an inadequate remedy for any breach Sections 4, 5 and 6.  Accordingly, you agree that if you breach, or propose to breach, Sections 4, 5 or 6, the Company shall be entitled, in addition to all other remedies it may have, to

[Name]

[Date]

an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

(h)Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(i)Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company.  This Agreement supersedes any previous agreements or understandings between you and the Company, except the Continuing Obligations and any other obligations specifically preserved in this Agreement.

(j)Time for Consideration; Effective Date.  You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement.  You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”).  To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Jennifer Troia (jtroia@assemblybio.com) at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.  For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Ms. Troia, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(k)Counterparts.  This Agreement may be executed in separate counterparts.  When both counterparts are signed, they shall be treated together as one and the same document.

[signature page follows]

[Name]

[Date]

Please indicate your agreement to the terms of this Agreement by signing and returning to Ms. Troia the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

ASSEMBLY BIOSCIENCES, INC.

By:
[Authorized Officer]	Date

You are advised to consult with an attorney before signing this Agreement. This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

[Individual]	Date